AGREEMENT


     This Agreement made effective as of May 15, 1996 by and between CUC International Inc. (the "Company"), a Delaware corporation, and Christopher K. McLeod ("Executive").

     WHEREAS, the Executive and the Company are parties to a certain Agreement dated February 1, 1987, as amended on November 1, 1991 and February 1, 1996 (the "Agreement"); and
     WHEREAS, the Executive and the Company wish to make certain further amendments to the Agreement and to restate the Agreement as so amended in its entirety herein for ease of reference.
     NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:


                          SECTION I
                         EMPLOYMENT

     The Company agrees to employ the Executive and the Executive agrees to be employed by the Company for the Period of Employment as provided in Section III.A below and upon the terms and conditions provided in this Agreement.


                         SECTION II
                POSITION AND RESPONSIBILITIES

     During the Period of Employment, the Executive agrees to serve as Executive Vice President and a Member of the Office of the President of the Company and to be responsible for the typical management responsibilities expected of an officer holding such position, reporting directly to the Chief Executive Officer of the Company.


                         SECTION III
                      TERMS AND DUTIES

     A.   Period of Employment
          The period of the Executive's employment under this Agreement (the "Period of Employment") will commence as of May 15, 1996 and shall continue until February 1, 2001, subject to extension or termination as provided in this Agreement. On February 1, 2001, and on each February 1 thereafter, the Period of Employment will be automatically extended by twelve additional calendar months unless prior to February 1, 2001 or any subsequent February 1 the Company shall deliver to the Executive, or the Executive shall deliver to the Company, written notice that the Period of Employment will end at the expiration of the then-existing Period of Employment, including any previous extensions thereof, and will not be further extended except by agreement of the Company and the Executive. The Period of Employment shall continue until the expiration of all automatic extensions unless it is terminated as provided in this Agreement.
     B.   Duties
          During the Period of Employment and except for illness, incapacity or any reasonable vacation periods in any calendar year, the Executive shall devote all of his business time, attention and skill exclusively to the business and affairs of the Company and its subsidiaries. The Executive will not engage in any other business activity and will perform faithfully the duties which may be assigned to him from time to time by the Chief Executive Officer of the Company consistent with Section II of this Agreement. Nothing in this Agreement shall preclude the Executive from devoting time during reasonable periods required for:
          i. Serving, with the prior approval of the Chief Executive Officer of the Company, as a director or member of a committee or organization involving no actual or potential conflict of interest with the Company;

          ii. Delivering lectures and fulfilling speaking engagements;

          iii. Engaging in charitable and community activities; and

          iv. Investing his personal assets in such form or manner that will not violate this Agreement or require services on the part of the Executive in the operation or affairs of the companies in which those investments are made.

The activities described in clauses i, ii and iii, above will be allowed as long as they do not materially affect or interfere with the performance of the Executive's duties and obligations to the Company.


                         SECTION IV
                  COMPENSATION AND BENEFITS

     A.   Compensation

          For all services rendered by the Executive pursuant to this Agreement during the Period of Employment, including services as an executive, officer, director or committee member of the Company or any subsidiary of the Company, the Executive shall be compensated as follows:

          i.   Base Salary

               The Company shall pay the Executive a fixed base salary ("Base Salary"), subject to annual increases as the Company deems appropriate, in accordance with the Company's customary procedures regarding the salaries of senior officers. Annual increases in Base Salary, once granted, shall not be subject to revocation. Base Salary shall be payable according to the customary payroll practices of the Company but in no event less frequently than once each month.

          ii.  Annual Incentive Awards

               The Executive will be eligible for
discretionary annual incentive compensation awards.

          iii. Long-Term Incentive Awards

               The Executive will be eligible for
discretionary stock option awards.

     B.   Additional Benefits
          i. In addition, the Executive will be entitled to participate in all compensation or employee benefit plans or programs and receive all benefits and perquisites for which salaried employees of the Company generally are eligible under any plan or program now or established later by the Company on the same basis as similarly situated senior executives of the Company. The Executive will participate to the extent permissible under the terms and provisions of such plans or programs, in accordance with program provisions. These include any group hospitalization, health, dental care, life or other insurance, savings, thrift and profit sharing plans, termination pay programs, sick leave plans, travel or accident insurance, disability insurance, company auto allowance or auto lease plans, and contingent compensation plans, including capital accumulation programs and stock option plans, which the Company may establish. Nothing in this Agreement will preclude the Company from amending or terminating any of the plans or programs applicable to salaried employees or senior executives as long as such amendment or termination is applicable to all salaried employees or senior executives, as the case may be. The Company will furnish to the Executive long-term disability insurance in an amount not less than sixty percent (60%) of Base Salary. The Company will reimburse the Executive for the cost of an annual physical examination of the Executive by a physician selected by the Executive, the results of which will be reported to the Chief Executive Officer. The Company will also furnish to the Executive (or reimburse the Executive for) personal financial, investment or tax advice in an amount not to exceed $4,500 per year.
          ii. The Executive will be entitled to a minimum of four (4) weeks of paid vacation annually.


                          SECTION V
                      BUSINESS EXPENSES

     The Company will reimburse the Executive for all reasonable travel and other expenses incurred by the Executive in connection with the performance of his duties and obligations under this Agreement. The Executive shall comply with such limitations and reporting requirements with respect to expenses as may be established from time to time.


                         SECTION VI
                         DISABILITY

     A.   i.   If the Executive becomes Disabled, as defined
below, during the Period of Employment, the Period of Employment may be terminated at the option of the Executive upon notice of resignation to the Company or at the option of the Company upon notice of termination to the Executive. "Disabled" means a determination by an independent competent medical authority that the Executive is unable to perform his duties under this Agreement and in all reasonable medical likelihood such inability will continue for a period in excess of one hundred and eighty (180) days. Unless otherwise agreed by the Executive and the Company, the independent medical authority shall be selected by the Executive and the Company each selecting a board-certified licensed physician and the two physicians selected designating an independent medical authority, whose determination that the Executive is Disabled shall be binding upon the Company and the Executive. In such event, until the Executive reaches the age of sixty-five (65) (or such earlier date on which he is no longer Disabled), the Company shall continue to pay the Executive sixty percent (60%) of his Base Salary as in effect at the time of the termination minus the amount of any disability payments the Executive may receive under any long-term disability insurance maintained by the Company. Such amount shall be payable as provided in Section IV.A hereof. Earned but unpaid Base Salary and earned but unpaid incentive compensation awards will be paid in a lump sum at the time of such termination. No incentive compensation shall be deemed earned within the meaning of this Agreement until the Executive is informed in writing as to the amount of such incentive compensation the Executive is to be awarded as to a particular period.
          ii. The Company will also continue the benefits and perquisites described in this Agreement for a period of sixty (60) months subsequent to any such termination.
          iii. In the event of any such termination, all unvested stock options held by the Executive shall be deemed fully vested on the date of such termination and shall remain fully exercisable until the applicable expiration dates contained in the applicable stock option agreements pursuant to which such stock options were granted.
       iv. In the event of any such termination, any restrictions on any shares of restricted stock issued to the Executive prior to such termination shall be deemed to lapse fully on the date of such termination.

     B. During the period the Executive is receiving payments of either regular compensation or disability insurance described in this Agreement and as long as he is physically and mentally able to do so without undue burden, the Executive will furnish information and assistance to the Company as reasonably requested and from time to time will make himself reasonably available to the Company to undertake assignments consistent with his prior position with the Company and his physical and mental health. During the disability period, the Executive is responsible and reports directly to the Company's Chief Executive Officer. If the Company fails to make a payment or provide a benefit required as part of this Agreement, the Executive's obligation to furnish information and assistance will end.


                         SECTION VII
                            DEATH

     In the event of the death of the Executive during the Period of Employment, the Period of Employment shall end and the Company's obligation to make payments under this Agreement shall cease as of the date of death, except for earned but unpaid Base Salary and any earned but unpaid incentive compensation awards, which will be paid to the Executive's surviving spouse, estate or personal representative, as applicable, in a lump sum within sixty
(60) days after the date of the Executive's death. The Executive's designated beneficiary will be entitled to receive the proceeds of any life or other insurance or other death benefit programs provided in this Agreement. The Company will also continue the benefits and perquisites described in this Agreement for the benefit of Executive's beneficiaries and surviving family for a period of thirty-six (36) months commencing on the Executive's death. Any stock options held by the Executive shall be deemed fully vested on the date of the Executive's death and shall remain fully exercisable until the applicable expiration dates contained in the applicable stock option agreements pursuant to which such stock options were granted. Any restrictions on any shares of restricted stock held by the Executive at the time of Executive's death shall be deemed to lapse fully on the date of the Executive's death.
                        SECTION VIII
             EFFECT OF TERMINATION OF EMPLOYMENT

     A. If the Executive's employment terminates due to either a Without Cause Termination or a Constructive Discharge (other than as contemplated by Section XI), as defined below, the Company shall pay the Executive (or his surviving spouse, estate or personal representative, as applicable) upon such Without Cause Termination or Constructive Discharge in a lump sum an amount equal to three hundred percent (300%) of his Base Salary as in effect at the time of such termination. Earned but unpaid Base Salary and earned but unpaid incentive compensation awards also will be paid in a lump sum at the time of such termination. The benefits and perquisites described in this Agreement will be continued for thirty-six (36) months following such termination. In the event of any such Without Cause Termination or Constructive Discharge, any unvested stock options held by the Executive shall be deemed to vest in full on the date of such termination, notwithstanding anything to the contrary in any applicable stock option agreements. In the event of any such Without Cause Termination or Constructive Discharge, any restrictions on any shares of restricted stock held by the Executive shall be deemed to lapse fully on the date of such termination.

     B. If the Executive resigns or the Executive's employment terminates due to a Termination for Cause, earned but unpaid Base Salary and any earned but unpaid incentive compensation will be paid to the Executive in a lump sum within sixty (60) days of such termination. In addition, if the Executive resigns, any unvested stock options that would have otherwise vested during the thirty-six (36) months following the date of such resignation shall be deemed to vest in full on the date of such resignation. No other payments will be made or benefits or perquisites provided by the Company.

     C. Upon termination of the Executive's employment other than for reasons due to death, disability, or pursuant to Paragraph A of this Section VIII or Section XI, the Period of Employment and the Company's obligation to make payments under this Agreement will cease as of the date of the termination, except as expressly provided in this Agreement.

     D. For this Agreement, the following terms have the following meanings:

          i. "Termination for Cause" means termination of the Executive's employment by the Company upon a good faith determination by the Board of Directors, by written notice to the Executive specifying the event relied upon for such termination, due to the Executive's serious, willful misconduct with respect to his duties under this Agreement (including but not limited to conviction for a felony or perpetration of a common law fraud) which has resulted or is likely to result in material economic damage to the Company and which, in any such case, is not cured (if such is capable of being cured) within thirty (30) days after written notice thereof to the Executive.

          ii. "Constructive Discharge" means termination of the Executive's employment by the Executive due to a failure of the Company to fulfill its obligations under this Agreement in any material respect (including without limitation any reduction of the Executive's Base Salary, as the same may be increased during the Period of Employment, or other compensation; or failure to appoint or reappoint the Executive to the office of President and Chief Operating Officer; or other material change by the Company in the functions, duties or responsibilities of the Executive's position which would reduce the ranking or level, dignity, responsibility, importance or scope of such position; or any relocation of the Executive outside of the Stamford, Connecticut area). The Executive will provide the Company a written notice which describes the circumstances being relied on for the termination with respect to this Agreement within ninety (90) days after the event giving rise to the notice. The Company will have thirty (30) days after receipt of such notice to remedy the situation prior to the termination for Constructive Discharge.
          iii. "Without Cause Termination" or "terminated Without Cause" means termination of the Executive's employment by the Company other than due to death, disability, or Termination for Cause. Without limiting the generality of the foregoing, the Executive shall be deemed to have been terminated Without Cause if the Company provides notice to the Executive pursuant to Section III A. of this Agreement that the Period of Employment will end at the expiration of the then-existing Period of Employment.
                         SECTION IX
                  OTHER DUTIES OF THE EXECUTIVE
          DURING AND AFTER THE PERIOD OF EMPLOYMENT

     A. The Executive will, with reasonable notice during or after the Period of Employment, furnish information as may be in his possession and fully cooperate with the Company and its affiliates as may be requested in connection with any claims or legal action in which the Company or any of its affiliates is or may become a party.

     B. The Executive recognizes and acknowledges that all information pertaining to this Agreement or to the affairs; business; results of operations; accounting methods, practices and procedures; members; acquisition candidates; financial condition; clients; customers or other relationships of the Company or any of its affiliates ("Information") is confidential and is a unique and valuable asset of the Company or any of its affiliates. Access to and knowledge of certain of the Information is essential to the performance of the Executive's duties under this Agreement. The Executive will not during the Period of Employment or thereafter, except to the extent reasonably necessary in performance of his duties under this Agreement, give to any person, firm, association, corporation, or governmental agency any Information, except as may be required by law. The Executive will not make use of the Information for his own purposes or for the benefit of any person or organization other than the Company or any of its affiliates. The Executive will also use his best efforts to prevent the disclosure of this Information by others. All records, memoranda, etc. relating to the business of the Company or its affiliates, whether made by the Executive or otherwise coming into his possession, are confidential and will remain the property of the Company or its affiliates.

          C.   i.   During the Period of Employment and for
a twelve (12) month period thereafter (the "Restricted Period"), irrespective of the cause, manner or time of any termination, the Executive will not use his status with the Company or any of its affiliates to obtain loans, goods or services from another organization on terms that would not be available to him in the absence of his relationship to the Company or any of its affiliates.
               ii.  During the Restricted Period, the
Executive will not make any statements or perform any acts intended to or which may have the effect of advancing the interest of any existing or prospective competitors of the Company or any of its affiliates or in any way injuring the interests of the Company or any of its affiliates. During the Restricted Period, the Executive, without prior express written approval by the Board of Directors of the Company, will not engage in, or directly or indirectly (whether for compensation or otherwise) own or hold proprietary interest in, manage, operate, or control, or join or participate in the ownership, management, operation or control of, or furnish any capital to or be connected in any manner with, any party which competes in any way or manner with the business of the Company or any of its affiliates, as such business or businesses may be conducted from time to time, either as a general or limited partner, proprietor, common or preferred shareholder, officer, director, agent, employee, consultant, trustee, affiliate, or otherwise. The Executive acknowledges that the Company's and its affiliates' businesses are conducted nationally and internationally and agrees that the provisions in the foregoing sentence shall operate throughout the United
States and the world.
               iii. During the Restricted Period, the
Executive, without express prior written approval from the Board of Directors, will not solicit any members or the then-current clients of the Company or any of its affiliates for any existing business of the Company or any of its affiliates or discuss with any employee of the Company or any of its affiliates information or operation of any business intended to compete with the Company or any of its affiliates.
               iv.  During the Restricted Period, the
Executive will not meddle with the employees or affairs of the Company or any of its affiliates or solicit or induce any person who is an employee of the Company or any of its affiliates to terminate any relationship such person may have with the Company or any of its affiliates, nor shall the Executive during such period directly or indirectly engage, employ or compensate, or cause or permit any person with which the Executive may be affiliated, to engage, employ or compensate, any employee of the Company or any of its affiliates. The Executive hereby represents and warrants that the Executive has not entered into any agreement, understanding or arrangement with any employee of the Company or any of its affiliates pertaining to any business in which the Executive has participated or plans to participate, or to the employment, engagement or compensation of any such employee.
               v.   For the purposes of this Agreement,
proprietary interest means legal or equitable ownership, whether through stock holding or otherwise, of an equity interest in a business, firm or entity or ownership of more than 5% of any class of equity interest in a publicly-held company and the term "affiliate" shall include without limitation all subsidiaries and licensees of the Company.
               vi.  The Company's obligation to make any
payments under the terms of this Agreement will cease upon any violation of the preceding paragraphs.
     D. The Executive hereby acknowledges that damages at law may be an insufficient remedy to the Company if the Executive violates the terms of this Agreement and that the Company shall be entitled, upon making the requisite showing, to preliminary and/or permanent injunctive relief in any court of competent jurisdiction to restrain the breach of or otherwise to specifically enforce any of the covenants contained in this Agreement without the necessity of showing any actual damage or that monetary damages would not provide an adequate remedy. Such right to an injunction shall be in addition to, and not in limitation of, any other rights or remedies the Company may have. Without limiting the generality of the foregoing, neither party shall oppose any motion the other party may make for any expedited discovery or hearing in connection with any alleged breach of this Section IX.
     E. The period of time during which the provisions of this Section IX shall be in effect shall be extended by the length of time during which the Executive is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company's application for injunctive relief.
     F. The Executive agrees that the restrictions contained in this Section IX are an essential element of the compensation the Executive is granted hereunder and but for the Executive's agreement to comply with such restrictions, the Company would not have entered into this Agreement.


                          SECTION X
                 INDEMNIFICATION; LITIGATION

     A. The Company will indemnify the Executive to the fullest extent permitted by the laws of the state of the Company's incorporation in effect at that time, or the certificate of incorporation and by-laws of the Company, whichever affords the greater protection to the Executive. The Executive will be entitled to any insurance policies the Company may elect to maintain generally for the benefit of its officers and directors against all costs, charges and expenses incurred in connection with any action, suit or proceeding to which he may be made a party by reason of being a director or officer of the Company.

     B. In the event of any litigation or other proceeding between the Company and the Executive with respect to the subject matter of this Agreement, the Company shall reimburse the Executive for all costs and expenses related to the litigation or proceeding, including attorney's fees and expenses, providing that the litigation or proceeding results in either settlement requiring the Company to make a payment to the Executive or judgment in favor of the Executive.


                         SECTION XI
                      CHANGE IN CONTROL

     A. In the event there is a Change in Control, as defined below, the Executive may at any time immediately resign upon written notice to the Company. In the event of such resignation, or if the Executive is terminated Without Cause following a Change in Control, the Company shall immediately upon such resignation or termination pay to the Executive in a lump sum an amount equal to five hundred percent (500%) of the sum of his Base Salary as in effect at the time of such resignation, plus the largest annual incentive award paid to the Executive within the previous three (3) year period. In addition, earned but unpaid Base Salary and any earned but unpaid incentive compensation awards will be paid to the Executive in a lump sum at such time. The benefits and perquisites described in this Agreement will also be continued for three (3) years from the date of such resignation or termination Without Cause pursuant to a Change in Control. In the event there is a Change in Control, all unvested stock options held by the Executive shall immediately upon such Change in Control be deemed fully vested and shall remain exercisable until the applicable expiration dates contained in the applicable stock option agreements pursuant to which such stock options were granted, whether or not the Executive resigns. In the event there is a Change in Control, all restrictions on any shares of restricted stock held by the Executive shall be deemed to lapse fully immediately upon such Change in Control, whether or not the Executive resigns. The Executive shall not be entitled to receive any duplicative payments as a result of the implementation of the provisions of this
Section XI.

     B. The Executive shall not be required to mitigate the amount of any payment provided for after a Change in Control by seeking other employment or otherwise, nor shall the amount of any such payment be reduced by any compensation earned by the Executive as the result of employment by another employer after the date the Executive's employment hereunder terminates.

     C. A "Change in Control" shall be deemed to have occurred if (i) a tender offer shall be made and consummated for the ownership of fifty-one percent (51%) or more of the outstanding voting securities of the Company, (ii) the Company or any subsidiary thereof shall be merged with or into or consolidated with another corporation and as a result of such merger or consolidation less than seventy-five percent (75%) of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the former shareholders of the Company, (iii) the Company shall sell substantially all of its assets to another corporation which is not a wholly-owned subsidiary of the Company, (iv) a person, within the meaning of Section 3(a)(9) or of Section 13(d)(3) (as in effect on the date hereof) of the Securities Exchange Act of 1934, as amended, shall acquire twenty-five percent (25%) or more of the outstanding voting securities of the Company (whether directly, indirectly, beneficially or of record) or (v) any other event shall take place that a majority of the Board of Directors of the Company, in its sole discretion, shall determine constitutes a "Change in Control" for the purposes hereof. For purposes hereof, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(1)(i) (as in effect on the date hereof) pursuant to the Securities Exchange Act of 1934, as amended.

          D.   i.   In the event that any payment or benefit
received or to be received by the Executive pursuant to the terms of this Agreement (the "Contract Payments") or of any other plan, arrangement or agreement of the Company or any affiliate ("Other Payments" and, together with the Contract Payments, the "Payments") would, in the opinion of independent tax counsel selected by the Company and reasonably acceptable to the Executive ("Tax Counsel"), be subject to the excise tax (the "Excise Tax") imposed by
Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (in whole or in part), as determined as provided below, the Payments shall be reduced (but not below zero) until no portion of the Payments would be subject to the Excise Tax. For purposes of this limitation, (a) no portion of the Payments the receipt or enjoyment of which the Executive shall have effectively waived in writing shall be taken into account, (b) only the portion of the Payments which in the opinion of Tax Counsel constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the Code shall be taken into account, (c) the Payments shall be reduced only to the extent necessary so that the Payments would not be subject to the Excise Tax, in the opinion of Tax Counsel, and (d) the value of any noncash benefit or any deferred payment or benefit included in such Payments shall be determined by the Tax Counsel in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. If any reduction in Payments is necessary to satisfy this Paragraph, the Executive shall be entitled, at any time by written notice to the Company, to reduce the amount of any Payment otherwise payable to him (including, without limitation, by waiving, in whole or in part, the accelerated vesting under this Agreement on options previously granted the Executive), and to select from among the Payments those to be so reduced in order to satisfy the limitations of this Paragraph and the Company shall reduce the amount of such Payments accordingly. Any options the vesting of which would have otherwise accelerated but for the provisions of this Paragraph shall continue to vest in accordance with their respective terms; and shall upon such vesting remain exercisable until the applicable expiration dates contained in the applicable stock option agreements pursuant to which such stock options were granted, whether or not the Executive's employment is terminated.
               ii.  If it is established pursuant to an
opinion of Tax Counsel or a final determination of a court or an Internal Revenue Service proceeding that, notwithstanding the good faith of the Executive and the Company in applying the terms of this Paragraph D., any Payments paid to the Executive or for his benefit exceeded the limitation contained in this Paragraph D., then the Executive shall pay to the Company, within sixty (60) days of receipt of notice of such final determination or opinion, an amount equal to the sum of (a) the excess of the Payments paid to him or for his benefit over the maximum Payments that should have been paid to or for his benefit taking into account the limitations contained in this Paragraph D. and
(b) interest on the amount set forth in clause (a) of this sentence at the applicable federal rate (as defined in Section 1274(d) of the Code) from the date of his receipt of such excess until the date of such payment; provided, however, that (x) he shall not be required to make any payment to the Company pursuant to this Paragraph D.ii., (1) if such final determination requires the payment by him of an Excise Tax by reason of any Payment or portion thereof or
(2) in the case of the opinion of Tax Counsel, until the expiration of the application statute of limitations or a final determination of a court or an Internal Revenue Service proceeding that no Excise Tax is due and (y) he shall only be required to make a payment to the Company pursuant to this Paragraph D.ii. to the extent such payment is deductible (or excludable from income) for federal income tax purposes.
          iii. If it is established pursuant to an opinion of Tax Counsel or a final determination of a court or an Internal Revenue Service proceeding that, notwithstanding the good faith of the Executive and the Company in applying the terms of Paragraph D.i. hereof, any Payments paid to him or for his benefit were in an amount less than the maximum Payments which could be payable to him without such payments being subject to the Excise Tax, then the Company shall pay to him, within ninety (90) days of receipt of notice of such final determination or opinion, an amount equal to the sum of (a) the excess, if any, of the payments that should have been paid to him or for his benefit over the payments paid to or for his benefit and (b) interest on the amount set forth in clause (a) of this sentence at the applicable federal rate (as defined in Section 1274(d) of the Code) from the date of his non-receipt of such excess until the date of such payment.
             iv.  The Company shall pay the Contract
Payments at such times as set forth in the applicable paragraph hereof; provided, however, that if the Company in good faith believes that any such payments shall be reduced under the provisions of Paragraph D.i. hereof, the Company shall pay to the Executive at such time a good faith estimate of the reduced payments, the computation of which shall be given to him in writing together with a written explanation of the basis for making such adjustment. The Company shall, within thirty (30) days of the otherwise applicable payment date, either (a) pay to the Executive the balance of the payments together with interest thereon at the applicable federal rate (as defined in Section 1274(d) of the Code) or (b) deliver to him a copy of the opinion of Tax Counsel referred to in Paragraph D.i. hereof, as applicable, establishing the amount of the reduced payments, along with the excess, if any, of the reduced payments over the estimate previously paid on account thereof, together with interest thereon at the applicable federal rate (as defined in Section 1274(d) of the Code).
                         SECTION XII
                      WITHHOLDING TAXES

     The Company may directly or indirectly withhold from any payments under this Agreement all federal, state, city or other taxes that shall be required pursuant to any law or governmental regulation.


                        SECTION XIII
                 EFFECT OF PRIOR AGREEMENTS

     This Agreement contains the entire understanding between the Company and the Executive with respect to the subject matter hereof and supersedes any prior employment agreement between the Company and the Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Executive of a kind elsewhere provided and not expressly provided in this Agreement.


                         SECTION XIV
           CONSOLIDATION, MERGER OR SALE OF ASSETS

     Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation which assumes this Agreement and all obligations and undertakings of the Company hereunder. Upon such a consolidation, merger or sale of assets the term "the Company" will mean the other corporation and this Agreement shall continue in full force and effect.


                         SECTION XV
                        MODIFICATION

     This Agreement may not be modified or amended except in writing signed by the parties. No term or condition of this Agreement will be deemed to have been waived except in writing by the party charged with waiver. A waiver shall operate only as to the specific term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived.
                         SECTION XVI
                   LIFE INSURANCE POLICIES

     A. The Executive owns insurance policies nos. 3023130, 2995020, and 2960304 with Guardian Life Insurance Company of America ("Guardian"), policies nos. 1046439, 1208351 and 1074717 with Security Mutual Life Insurance Company of New York ("Security") and policy no. 2636033 with Canada Life ("Canada") (the Guardian, Security and Canada policies are referred to herein as the "Policies"). The Policies provide a death benefit equal to the cash surrender value of the Policies. The Executive has the right to name a beneficiary for all of the death benefits, subject to the rights of the Company under the Prior Life Insurance Agreements described below in Paragraph F. of this Section
XVI. As part of the compensation paid by the Company to the Executive pursuant to this Agreement, the Company has advanced certain premium payments on the Policies through the date hereof.

      B. In consideration of the services performed by the Executive pursuant to this Agreement, the Company agrees to advance annual premium payments for the Policies, in the aggregate, in the amount of approximately $265,000 or such other annual amount as may be agreed to in writing between the Company and the Executive per year (the "Required Premiums") through the calendar year in which the Executive attains age sixty (60) regardless of whether the Executive is employed by the Company at the time the premiums are paid; provided, however, that the Required Premiums made by the Company shall cease in the event the Executive breaches any of the Covenants contained in Section IX hereof (the "Covenants").

     C. In consideration of the Required Premiums to be advanced annually by the Company pursuant to this Section XVI, whether or not the Executive is employed by the Company pursuant to this Agreement, the Executive agrees not to breach the Covenants.
     D. In further consideration of the premiums to be advanced annually by the Company, the Executive further agrees that between the date hereof and until the date the Executive attains age sixty (60), the Executive may not withdraw any amount (either as a Policy loan or a withdrawal of cash surrender value) from the Policies.
     E. The Policies have been transferred by the Executive to the escrow agent agreed to by the Executive and the Company (the "Escrow Agent") pursuant to the escrow agreement dated as of February 1, 1996 between the Company, the Executive and the Escrow Agent annexed hereto as Exhibit A (the "Escrow Agreement"). In the event the Executive violates the Covenants prior to the Executive attaining age sixty (60), the Executive shall forfeit any interest in the Policies, and the Escrow Agent shall transfer the Policies to the Company, subject to the provisions of the Escrow Agreement. The Executive has executed an assignment agreement ("Assignment Agreement"), annexed hereto as Exhibit B, to reflect the obligation of the Executive to transfer the Policies to the Company in such event, and the Assignment Agreement shall be held in escrow by the Escrow Agent. Upon the Executive having attained age sixty (60) without having violated any of the Covenants, the Escrow Agent shall return the Policies to the Executive, and the Executive shall hold all right, title and interest in and to the Policies, without regard to the terms of the Covenants, but subject to the New Collateral Assignments described in Paragraph F of this Section XVI below.
     F. Pursuant to collateral assignment agreements dated December 13, 1988 and August 13, 1991, the Executive has assigned to the Company an interest in the Policies issued by Security (other than policy no. 1208351) equal to the premiums advanced by the Company. Pursuant to collateral assignment agreements dated June 2, 1988, the Executive has assigned to the Company an interest in the Policies issued by Guardian equal to the premiums advanced by the Company. These agreements are referred to herein collectively as the "Prior Life Insurance Agreements." New collateral assignments have been entered into between Guardian, Security and Canada (respectively), the Company and the Executive, copies of which are annexed hereto as Exhibit C ("New Collateral Assignments"). Each provides that the Company shall have an interest in such respective Policies equal to the premiums advanced by the Company. The New Collateral Assignments shall supersede the Prior Life Insurance Agreements.
     G. During the term of this Agreement and further provided that the Executive does not breach the terms of the Covenants before his attainment of age sixty (60), in the event that the Company fails to make Required Premium payments for the Policies for any calendar year by December 31st of such year (the "Default Date"), the Company's right under any or all of the New Collateral Assignments to be repaid from the cash surrender value of the Policies, in respect of the premiums advanced by the Company to the Executive, shall be reduced by the shortfall (unless otherwise subsequently advanced by the Company) with interest at the rate of seven percent (7%) per annum (without regard to which Policy there is a failure to pay). Such interest shall be calculated from the Default Date to the earlier of the (a) date the Company advances Required Premiums with respect which there is a shortfall and certifies to the Executive that such payment is being made to make up for the shortfall, or (b) date of withdrawal of premiums advanced by the Company pursuant to the New Collateral Assignment. For purposes of the preceding sentence, the Executive may request a reduction from any Policy of the premiums to be repaid to the Company pursuant to the New Collateral Assignments.
     H. In the event the Executive breaches any of the Covenants after attaining age sixty (60), the Company may seek an injunction in a court of competent jurisdiction barring the Executive from breaching such Covenants.
                        SECTION XVII
                 GOVERNING LAW; CONSTRUCTION

     This Agreement has been executed and delivered in the State of Connecticut and its validity, interpretation, performance and enforcement shall be governed by the internal laws of that state without giving effect to the conflicts of laws provisions thereof. The construction and interpretation of this Agreement shall not be strictly construed against the drafter.


                        SECTION XVIII
                         ARBITRATION

     A. Any controversy, dispute or claim arising out of or relating to this Agreement or the breach hereof which cannot be settled by mutual agreement (other than with respect to the matters covered by Section IX for which the Company may, but shall not be required to, seek injunctive relief) shall be finally settled by binding arbitration in accordance with the Federal Arbitration Act (or if not applicable, the applicable state arbitration law) as follows: Any party who is aggrieved shall deliver a notice to the other party setting forth the specific points in dispute. Any points remaining in dispute twenty (20) days after the giving of such notice may be submitted to arbitration in New York, New York, to Jams/Endispute, before a single arbitrator appointed in accordance with the arbitration rules of Jams/Endispute, modified only as herein expressly provided. After the aforesaid twenty (20) days, either party, upon ten (10) days notice to the other, may so submit the points in dispute to arbitration. The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings.

     B. The decision of the arbitrator on the points in dispute will be final, unappealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof.
     C. Except as otherwise provided in this Agreement, the arbitrator will be authorized to apportion its fees and expenses and the reasonable attorneys' fees and expenses of any such party as the arbitrator deems appropriate. In the absence of any such apportionment, the fees and expenses of the arbitrator will be borne equally by each party, and each party will bear the fees and expenses of its own attorney.
     D. The parties agree that this Section XVIII has been included to rapidly and inexpensively resolve any disputes between them with respect to this Agreement, and that this
Section XVIII shall be grounds for dismissal of any court action commenced by either party with respect to this Agreement, other than post-arbitration actions seeking to enforce an arbitration award. In the event that any court determines that this arbitration procedure is not binding, or otherwise allows any litigation regarding a dispute, claim, or controversy covered by this Agreement to proceed, the parties hereto hereby waive any and all right to a trial by jury in or with respect to such litigation.

     E. The parties shall keep confidential, and shall not disclose to any person, except as may be required by law, the existence of any controversy hereunder, the referral of any such controversy to arbitration or the status or resolution thereof.



                         SECTION XIX
                          SURVIVAL

     Sections VI, VII, VIII, IX, X, XI, XVI, XVII, XVIII and
XX shall continue in full force in accordance with their respective terms notwithstanding any termination of the Period of Employment.


                         SECTION XX
                        SEPARABILITY

     All provisions of this Agreement are intended to be severable. In the event any provision or restriction contained herein is held to be invalid or unenforceable in any respect, in whole or in part, such finding shall in no way affect the validity or enforceability of any other provision of this Agreement. The parties hereto further agree that any such invalid or unenforceable provision shall be deemed modified so that it shall be enforced to the greatest extent permissible under law, and to the extent that any court of competent jurisdiction determines any restriction herein to be unreasonable in any respect, such court may limit this Agreement to render it reasonable in the light of the circumstances in which it was entered into and specifically enforce this Agreement as limited.

   IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                                   CUC INTERNATIONAL INC.
                                   By:_____________________
                                        Walter A. Forbes
______________________
Christopher K. McLeod